Exhibit 5.1

[Letterhead of Phillips, Gardill, Kaiser & Altmeyer, PLLC]

March 2, 2026

Wesbanco, Inc.

1 Bank Plaza

Wheeling, WV 26003

Ladies and Gentlemen:

We have acted as counsel for Wesbanco, Inc., a West Virginia corporation (the “Company”), in connection with the registration on Form S-3 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), of an indeterminate amount of (i) common stock, $2.0833 par value per share (the “Common Stock”), of the Company (the “Common Stock”), (ii) preferred stock, no par value, of the Company (the “Preferred Stock”), (iii) depositary shares representing preferred stock (the “Depositary Shares”), (iv) senior and subordinated debt securities (collectively, the “Debt Securities”), (v) purchase contracts (the “Purchase Contracts”), (vi) warrants (the “Warrants”), (vii) units comprised of two or more of the foregoing (the “Units”) and (viii) Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Purchase Contracts, Warrants and Units that may be issued upon conversion, redemption, exchange, exercise or settlement of any of the foregoing securities offered pursuant to the Registration Statement, including such indeterminate amount of such securities as may be issued pursuant to any applicable anti-dilution adjustment (collectively, the “Issuable Securities” and, together with the Common Stock, the Preferred Stock, the Depositary Shares, the Debt Securities, the Purchase Contracts, the Warrants and the Units, the “Securities”).

In connection with rendering the opinions set forth below, we have examined (i) the Registration Statement, including the exhibits filed therewith, and the prospectus contained therein (the “Prospectus”); (ii) the Company’s Restated Articles of Incorporation, as amended (the “Articles of Incorporation”); (iii) the Company’s Bylaws, as amended (the “Bylaws”); and (iv) resolutions adopted by the Board of Directors of the Company (the “Board of Directors”) which authorize and provide for the filing of the Registration Statement.

For the purposes of this opinion letter, we have assumed that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures on each such document are genuine. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of the foregoing assumptions or any other assumptions set forth in this opinion letter.

Based on the foregoing, and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that:

(1) The Company has been duly incorporated and is a validly existing corporation under the laws of the State of West Virginia and the Company has corporate power and authority to issue the Securities and to perform its obligations thereunder.

(2) Common Stock. When one or more certificates representing the shares of the Common Stock offered pursuant to the Registration Statement, each complying with all applicable requirements of the West Virginia Business Corporation Act (the “WVBCA”), have been duly executed, authenticated (if required), issued and delivered as contemplated by the Registration Statement and any supplement to the Prospectus (a “Prospectus Supplement”) relating to such offering or a report filed by the Company with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (an “Exchange Act Report”), and relating to such offering and in accordance with any agreement or instrument binding upon the Company, the shares of Common Stock will be validly issued, fully paid and nonassessable. The Common Stock covered by the opinion in this paragraph includes any Common Stock that is an Issuable Security.

(3) Preferred Stock. When (i) the Articles of Amendment to the Articles of Incorporation fixing and determining the terms of any Preferred Stock to be offered pursuant to the Registration Statement, has been duly filed with the Secretary of State of the State of West Virginia and payment in full of any filing fees attendant thereto has been made; and (ii) one or more certificates representing the shares of such Preferred Stock, each complying with all applicable requirements of the WVBCA, have been duly executed, authenticated (if required), issued and delivered as contemplated by the Registration Statement and any Prospectus Supplement or Exchange Act Report and in accordance with any agreement or instrument binding upon the Company, the shares of Preferred Stock will be validly issued, fully paid and nonassessable. The Preferred Stock covered in the opinion in this paragraph includes any preferred stock that is an Issuable Security.

Our opinion is subject to the effect of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, or other similar laws relating to or affecting the rights or remedies of creditors generally, (ii) the application of general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith, and fair dealing, regardless of whether enforcement is considered in proceedings at law or in equity), and (iii) applicable law and public policy with respect to rights to indemnity and contribution. In addition, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.

The opinions expressed above are limited to the laws of the State of West Virginia.

K&L Gates LLP, special counsel to the Company, may rely upon this opinion in rendering its opinion of even date herewith.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the references therein to our firm and this opinion in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

Phillips, Gardill, Kaiser & Altmeyer, PLLC

By:	/s/ James C. Gardill
James C. Gardill

cc: K&L Gates LLP